AGREEMENT AND PLAN OF REORGANIZATION
     This Agreement And Plan Of Reorganization (this “Agreement”) dated as of December 10, 2007 by and among CIBT Education Group Inc., a corporation governed by the laws of the Province of British Columbia (“CAG”), CIBT School of Business & Technology Corp., a corporation governed by the laws of the Province of British Columbia and subsidiary of CAG (“CIBT”) and Shane Corporation S.à.r.l., a private limited liability company (société à responsabilité limitée) under the laws of the Grand-Duchy of Luxembourg (“Shane”).
W I T N E S S E T H:
     WHEREAS, the respective Board of Directors of CAG and CIBT have determined it is in the best interests of CAG and its stockholders and CIBT to effect a reorganization through the transactions and other actions contemplated by this Agreement (the “Reorganization”) in order to increase CAG’s ownership of CIBT and to focus CAG on the education sector in China and North America;
     WHEREAS, Shane has agreed to participate in such Reorganization pursuant to this Agreement;
     WHEREAS, in connection with the Reorganization, Shane, which holds a debenture in an original aggregate principal amount of $5,000,000 (the “Debenture”) and a warrant to acquire up to 5,361,667 common shares of CIBT (the “Warrants”), shall exercise the Warrants and pay the exercise price of the Warrants by surrendering the Debenture for cancellation to CIBT (the “Recapitalization”);
     WHEREAS, in connection with the Reorganization and following the Recapitalization, Shane and CAG shall exchange the 5,361,667 common shares of CIBT held by Shane (the “CIBT Shares”) for 10,000,000 newly-issued common shares (the “New Shares”) of CAG (the “Exchange”);
     WHEREAS, in connection with the Reorganization, CAG also shall exchange a warrant to acquire up to 268,083 common shares of CIBT held by BMO Capital Markets Inc. (“BMO”) for a warrant to acquire up to 256,000 common shares of CAG at an exercise price of $0.93 per share (the “BMO Transaction”); and
     WHEREAS, CAG, CIBT and Shane are parties to certain agreements which will be amended or terminated in connection with the Reorganization (the “Existing Documents”), which agreements are listed on Schedule A attached hereto.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION I
RECAPITALIZATION
     1.1 Payment of Exercise Price. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, Shane agrees to surrender the Debenture to CIBT for cancellation as payment in full of the aggregate exercise price of the Warrants. CAG agrees to accept the Debenture as such payment in full.
     1.2 Payment of Accrued Interest. Notwithstanding the surrender of the Debenture under Section 1.1 above, CIBT shall pay to Shane an amount equal to the interest accrued but unpaid on the Debenture through the Closing Date. Such payment shall be made by wire transfer of immediately available funds within five business days of the surrender of the Debenture in accordance with the terms hereof.
     1.3 Issuance of CIBT Shares. Upon surrender of the Debenture pursuant to Section 1.1 above and surrender of the Warrants to CIBT, the Warrants shall be deemed exercised in accordance with the terms thereof and CIBT shall issue to Shane the CIBT Shares, which shares shall be fully paid and non-assessable and free and clear of any claim, lien, pledge, restriction (other than restrictions under BC Securities Laws and the policies of the TSX Venture Exchange) or option (“Encumbrance”). “BC Securities Laws” means the Securities Act (British Columbia), and the rules and regulations promulgated thereunder, as amended, as well as all applicable rules, policy statements, notices, blanket rulings, instruments and orders issued by the British Columbia Securities Commission.
SECTION II
EXCHANGE
     2.1 Share Exchange. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, CAG agrees to issue and convey to Shane, and Shane agrees to acquire and accept from CAG, the New Shares in exchange for the CIBT Shares held by Shane.
     2.2 CAG Forfeiture Right. In the event that CAG’s common shares remain listed on the American Stock Exchange, Toronto Stock Exchange or TSX Venture Exchange and the daily reported sale prices per share of CAG’s common shares thereon are equal to or greater than USD $3.00 (as appropriately adjusted for any stock split, dividend, combination or other recapitalization effected after the date hereof) for nine consecutive months (the “Forfeiture Condition”) during the two calendar year period beginning on the original date of issuance of the New Shares, then Shane shall forfeit to CAG for no consideration 966,667 common shares of CAG. Such forfeiture will be completed within ten days after written notice by CAG to Shane, which notice shall include reasonable detail and support for the Forfeiture Condition having been satisfied. “Month” means a period calculated from a day in one calendar month to a day numerically corresponding to that day in the following calendar month, less one day; provided that if the calculation of time ends on a day in a calendar month that has no date corresponding to the first day of the period of time, the time shall be deemed to end on the last day of that calendar month.
SECTION III
THE CLOSING
     3.1 Time and Place of the Closing. The closing (the “Closing”) of the Reorganization shall be held at the offices of Maitland & Company, 625 Howe Street, Suite 700, Vancouver, British Columbia (or remotely via the exchange of documents and signatures), at 10:00 A.M., local time, on December 10, 2007 (the “Closing Date”) or at such other time, place and date as the parties shall determine.
     3.2 Deliveries and Actions by CAG. On the Closing Date, CAG shall (a) deliver to Shane a stock certificate representing the New Shares, free and clear of any Encumbrances, and (b) deliver to Shane the Voting Agreement (as defined below) and the Registration Rights Agreement by and between CAG and Shane substantially in the form attached hereto as Exhibit A (the “CAG Registration Rights Agreement”).
     3.3 Delivery of the CIBT Shares. On the Closing Date, Shane shall deliver to CAG, the stock certificate representing the CIBT Shares held by Shane.
     3.4 Conditions Precedent to the Closing. The Closing shall be subject to the satisfaction of all of the following conditions:
          a) CAG shall have received approval for the transactions contemplated hereby from the TSX Venture Exchange (“TSX Approval”).
          b) No provision of any applicable law, rules or regulations shall be in effect which has the effect of making the Reorganization illegal or shall otherwise restrain or prohibit the consummation of the Reorganization.
          c) No Material Adverse Change shall have occurred since April 24, 2007. “Material Adverse Change” shall mean, with respect to CAG or CIBT, any materially adverse change in or effect on the business, operations, financial condition, or results of operations of CAG or CIBT, provided, however, that Material Adverse Change shall not include any materially adverse change in or effect on the business or financial condition of CAG or CIBT resulting from general financial and economic conditions and industry trends that do not disproportionately impact CAG or CIBT.
          d) CAG shall have taken all necessary actions to appoint two individuals nominated by Shane to CAG’s board of directors effective as of the Closing.
          e) Certain of CAG’s stockholders shall have entered into a voting agreement acceptable to Shane and substantially in the form attached as Exhibit B (the “Voting

Agreement” and together with this Agreement and the CAG Registration Rights Agreement, the "Transaction Agreements”).
          f) Each of the parties hereto shall have complied with their respective obligations under Sections I and II hereof.
          g) BMO shall have consented to consummation of the BMO Transaction.
     3.5 Abandonment. At any time prior to the Closing, this Agreement may be terminated and the transactions and actions contemplated hereby may be abandoned by Shane without further obligation by any party hereto if the conditions to the Closing have not been met.
SECTION IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF CAG
CAG represents, warrants and covenants to Shane as follows:
     4.1 Organization; Good Standing. CAG is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Province of British Columbia.
     4.2 Authority. CAG has full corporate power and authority to execute and deliver the Transaction Agreements and to perform its obligations hereunder and thereunder, and except for TSX Approval, no consent or approval of any other Person is required therefor. The execution and delivery of the Transaction Agreements by CAG, the performance by CAG of its agreements hereunder and thereunder and the consummation by CAG of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The Transaction Agreements constitute valid and binding obligations of CAG, enforceable against CAG in accordance with their respective terms. “Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.
     4.3 No Conflicts. Neither the execution and delivery of the Transaction Agreements, nor the consummation of the transactions contemplated hereby and thereby, violates any provision of the certificate of incorporation, articles or resolutions of CAG or any law, statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or results in any breach of any of the terms of, or constitutes a default under or results in the termination of or the creation of any lien or any other rights pursuant to the terms of any contract or agreement to which CAG is a party or by which CAG or any of its assets is bound. Neither CAG nor CIBT has any current plan or intention to acquire any Remaining Shares (as defined below) other than through the issuance of common shares of CAG as consideration.

     4.4 Due Authorization; Capitalization. The New Shares being issued by CAG hereunder have been duly authorized and when issued to Shane in exchange for the CIBT Shares as herein provided, shall be validly issued in accordance with BC Securities Laws, fully paid and nonassessable, and free and clear of any Encumbrances. The New Shares being issued hereunder, as of the Closing Date, represent approximately 16.5% of the issued and outstanding common shares of CAG after giving effect to the BMO Transaction and the Exchange. Following the four month holding period required under the policies of the TSX Venture Exchange and BC Securities Laws, the New Shares shall be freely tradeable by Shane.
SECTION V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF CIBT
CIBT represents, warrants and covenants to Shane as follows:
     5.1 Organization; Good Standing. CIBT is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Province of British Columbia.
     5.2 Authority. CIBT has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and no consent or approval of any other Person is required therefor. The execution and delivery of this Agreement by CIBT, the performance by CIBT of its agreements hereunder and the consummation by CIBT of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of CIBT, enforceable against CIBT in accordance with its terms.
     5.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or articles or resolutions of CIBT, or any law, statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or results in any breach of any of the terms of, or constitutes a default under or results in the termination of or the creation of any lien or any other rights pursuant to the terms of any contract or agreement to which CIBT is a party or by which CIBT or any of its assets is bound.
     5.4 Due Authorization; Capitalization.
     The CIBT Shares being issued by CIBT have been duly authorized and when issued upon exercise of the Warrants as herein provided, shall be validly issued in accordance with BC Securities Laws and shall be fully paid and non-assessable. The capital stock of CIBT, as authorized by the certificate of incorporation, notice of articles or resolutions, as amended, of CIBT, consists of 100,000,000 common shares without par value, of which 19,267,999 common shares are issued and outstanding and held of record, in the aggregate, by CAG and, after giving effect to the Recapitalization, 5,361,667 shares are issued and outstanding and held of record by Shane. Following the BMO Transaction and the Exchange, (a) 5,395,667 common shares of CIBT are outstanding and held by Persons other than CAG (“Remaining Shares”); and (b) there are no outstanding or authorized options, warrants, rights, agreements or commitments to which CAG, CIBT or any of their respective subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any Capital Stock of CIBT or any of its subsidiaries. “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock or share capital of such Person and (ii) with respect to any other Person, any and all partnership, membership, joint venture or other equity interests of such Person.
SECTION VI
REPRESENTATIONS AND WARRANTIES OF SHANE
     Shane represents and warrants to CAG and CIBT as follows:
     6.1 Authority. Shane has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and no consent or approval of any other Person is required therefor. The execution and delivery of this Agreement by Shane, the performance by Shane of its agreements hereunder and the consummation by Shane of the transactions contemplated hereby have been duly authorized by all necessary action.
     6.2 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (i) violates any other organizational document to which Shane is a party or subject to, (ii) violates any law, statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or (iii) conflicts with or results in any breach of any terms of, or constitutes a default under or results in the termination of or the creation of any lien or any other rights pursuant to the terms of any contract or agreement to which Shane is a party or by which Shane or any of its assets are bound.
SECTION VII
OTHER ACTIONS WITH RESPECT TO THE REORGANIZATION
     7.1 Further Assurances; Books and Records. Each of CAG and CIBT hereby consents to the taking of all actions necessary to effect the Reorganization and the transactions set forth in this Agreement on the books and records of CAG and CIBT.
     7.2 Termination of Agreements. Effective as of the Closing, the Existing Agreements set forth on Schedule A and identified as “Terminating Agreements” shall be terminated in their entirety and shall be of no further force and effect, except as specifically set forth in Schedule A.
     7.3 Amendment of Existing Agreements. Effective as of the Closing, the Existing Agreements set forth in Schedule A and identified as “Amended Agreements” shall be amended as specifically set forth on Schedule A.

     7.4 Certain Continuing Obligations. Notwithstanding anything to the contrary (including, without limitation, Section 1.1 hereof), the parties acknowledge and agree that CIBT’s obligations under Section 6 of that certain Debenture, dated April 24, 2007, by CIBT School of Business & Technology Corp. and Section 8.9 of the Purchase Agreement (as defined Schedule A) shall survive the Reorganization. Shane agrees that CIBT may assign to CAG, and CAG may assume, such obligations upon written notice to Shane duly executed by CAG and CIBT.
SECTION VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     8.1 Survival of Representation and Warranties. All representations, warranties, waivers and acknowledgements contained herein (including with respect to the information contained on the Schedules hereto) shall survive the execution and delivery hereof and the Closing hereunder and shall continue in full force and effect thereafter; notwithstanding any investigation at any time made by or on behalf of any party hereto.
     8.2 Indemnification of Shane. CAG and CIBT shall jointly and severally indemnify and hold harmless Shane against and from any losses, claims, damages or liabilities (or actions in respect thereof) arising out of or based upon the breach, falsity or incorrectness as of the Closing of any representation, warranty, waiver or acknowledgement of CAG or CIBT contained herein. Notwithstanding the foregoing, CAG and CIBT expressly agree and acknowledge that the right of indemnification granted herein to Shane shall not be deemed to be the exclusive remedy available to Shane.
     8.3 Indemnification of CAG & CIBT. Shane shall indemnify and hold harmless CAG and CIBT against and from any losses, claims, damages or liabilities (or actions in respect thereof) arising out of or based upon the breach, falsity or incorrectness as of the Closing of any representation, warranty, waiver or acknowledgement of Shane contained herein. Notwithstanding the foregoing, Shane expressly agrees and acknowledges that the right of indemnification granted herein to CAG and CIBT shall not be deemed to be the exclusive remedy available to CAG and CIBT.
SECTION IX
TAX FREE REORGANIZATION
     9.1 Tax Free Reorganization. Each party hereto agrees to cooperate with each of the other parties (including, but not limited to, by consistent reporting and filing with each appropriate tax authority) in order for the Reorganization to qualify as a non-taxable reorganization.

SECTION X
MISCELLANEOUS
     10.1 Notices. All notices, demands, requests, consents approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by personal delivery, or overnight courier, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of personal delivery or the next business day if sent by overnight courier. Notices shall be delivered as follows:
     If to CIBT or CAG:

CIBT Education Group Inc.
1200 – 777 West Broadway
Vancouver BC, Canada V5Z 4J7
Telephone: (604) 871-9909
Attn: Toby Chu

with a copy (which shall not constitute notice) to:

Maitland & Company
625 Howe Street, Suite 700
Vancouver, British Columbia
V6C 2T6, Canada
Attn: Ron Paton, Esq.

If to Shane:

Shane Corporation S.á.r.l.
c/o Camden Partners
500 East Pratt Street
Suite 1200
Baltimore, MD 21202
Attn: David Warnock

with a copy to (which shall not constitute notice hereunder):

Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Attn: Gerry Cater, Esq.

     10.2 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     10.3 Assignment. Other than as provided herein, this Agreement shall not be assignable by any of the parties hereto except pursuant to a writing executed by all of the parties hereto.
     10.4 Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the written consent of all of the parties hereto.
     10.5 Invalidity. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
     10.6 Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.
     10.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia applicable in the case of agreements made and to be performed entirely within such province and the laws of Canada applicable therein, without regard to its conflict of law provisions.
     10.9 Counterparts. This Agreement may be executed in counterparts and delivered electronically or by fax, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     10.10 Entire Agreement. As among the parties hereto, the Transaction Agreements (including Schedule A and all other agreements, certificates and instruments contemplated hereby) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings whether oral or written with respect to the subject matter hereof. Schedule A is an integral part of this Agreement and is incorporated herein by reference.
* * * * * * *

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.
CIBT EDUCATION GROUP INC.
By: /s/ Toby Chu
Name: Toby Chu
Title: President and Chief Executive Officer
CIBT SCHOOL OF BUSINESS & TECHNOLOGY CORP.
By: /s/ Toby Chu
Name: Toby Chu
Title: Chief Executive Officer
SHANE CORPORATION S.à.r.l.
By: /s/ David Warnock
Name: David Warnock
Title: Manager